Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com
Lantheus Holdings, Inc. Reports 2018 First Quarter Results
DEFINITY® worldwide revenues increase 18.4% year over year
NORTH BILLERICA, Mass., May 2, 2018 - Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today reported financial results for its first quarter ended March 31, 2018.
Management Comments
“Our first quarter provided an excellent start to the year, driven by robust sales for DEFINITY,” said Mary Anne Heino, President and CEO. “The first quarter also was marked by effective execution across a number of programs as we look to enhance the growth trajectory and profitability of our core microbubble franchise, augment our pipeline with focus on emerging technologies, and pursue complementary, external opportunities across the broader Life Sciences sector that fit with our objective to deliver long-term sustainable growth and profitability.”
“The application of microbubbles is emerging as a valuable platform for increased uses, including drug delivery and therapy. With the expertise we have built in microbubble technology, our goal is to lead in these growing markets. At the same time, clinical work regarding flurpiridaz F 18, a novel PET cardiac imaging agent for the evaluation of coronary artery disease, and LMI 1195, our fluorine-18-based PET agent which is expected to aid the diagnosis of heart failure patients at risk for sudden cardiac death, is proceeding on schedule. Internationally, our DEFINITY China program continues to move forward, with patient enrollment completed for the cardiac and pharmacokinetic studies, while enrollment in the kidney and liver studies is ongoing. We look to continue to execute successfully on our strategy and will report on our progress as we proceed through 2018,” continued Ms. Heino.
Financial Highlights
The Company’s worldwide revenues for the first quarter of 2018 totaled $82.6 million, representing an increase of 1.6% compared with $81.4 million for the first quarter of 2017. DEFINITY, the Company's flagship product and the world's leading echo contrast agent, had worldwide revenues of $44.7 million for the first quarter, an increase of 18.4% from the year-ago period.
Net income for the first quarter of 2018 totaled $8.2 million, or $0.21 per diluted share, compared with $4.1 million, or $0.11 per diluted share, for the first quarter of 2017. The Company’s first quarter 2018 Adjusted EBITDA (as outlined in the GAAP to non-GAAP reconciliation provided below) was $23.1 million, or 27.9% of revenues, compared with $22.7 million, or 27.8% of revenues, for the first quarter of 2017.
Outlook
For the second quarter of 2018, the Company expects worldwide revenues in the range of $85 million to $90 million. The Company expects Adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, of $20 million to $23 million, representing 22.2% to 27.1% of anticipated worldwide revenues.
The Company maintains its guidance for full year 2018 worldwide revenues of approximately $337 million to $342 million, compared with $326.4 million in 2017 (which excludes a $5 million up-front payment received from GE Healthcare). The Company also maintains its guidance for full year 2018 Adjusted EBITDA of $85 million to $90 million, representing 24.9% to 26.7% of anticipated worldwide revenues.
The Company’s guidance for worldwide revenues and Adjusted EBITDA are forward-looking statements. They are subject to various risks and uncertainties that could cause the Company’s actual results to differ materially from guidance. Forward-looking statements are not predictions of the Company’s actual performance. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this press release.
Internet Posting of Information
The Company routinely posts information that may be important to investors in the “Investors” section of its website at http://www.lantheus.com/. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.

Conference Call and Webcast
As previously announced, the Company will host a conference call starting at 4:30 p.m. Eastern Time today. To access the live conference call via telephone, please dial 1-866-498-8390 (U.S. callers) or 1-678-509-7599 (international callers) and provide passcode 8487086. A live audio webcast of the call also will be available in the Investors section of the Company’s website at www.lantheus.com.
A replay of the audio webcast will be available in the Investors section of our website at www.lantheus.com approximately two hours after completion of the call and will be archived for 30 days.
The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.
The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.
About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.
Lantheus Holdings, Inc. is the parent company of LMI, a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.
Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, such as revenues excluding the impact of foreign currency; adjusted operating income; adjusted net income and its line components; Adjusted EBITDA; adjusted net income per share - diluted; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. The measures may exclude such items which may be highly variable, difficult to predict and of a size that could have substantial impact on the Company’s reported results of operations for a period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.
Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” as defined under U.S. federal securities laws, including statements about our 2018 outlook. Forward-looking statements may be identified by their use of terms such as anticipate, believe, confident, could, estimate, expect, intend, may, plan, predict, project, target, will and other similar terms. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward- looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q). This press release includes forward-looking non-GAAP guidance for 2018 Adjusted EBITDA. No reconciliation of this forward-looking non-GAAP guidance was included in this press release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information and the fact that some of the excluded information is not readily ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.
Contact
Meara Murphy
978-671-8508
Director, Investor Relations and Corporate Communications
Lantheus Holdings, Inc.
- Tables Follow -

Lantheus Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data – unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues	$82,630	$81,359
Cost of goods sold	40,321	41,597
Gross profit	42,309	39,762
Operating expenses
Sales and marketing	10,640	10,214
General and administrative	12,543	12,270
Research and development	3,989	5,351
Total operating expenses	27,172	27,835
Operating income	15,137	11,927
Interest expense	4,050	5,420
Loss on extinguishment of debt	—	2,161
Other income	(920)	(577)
Income before income taxes	12,007	4,923
Income tax expense	3,796	785
Net income	$8,211	$4,138
Net income per common share:
Basic	$0.22	$0.11
Diluted	$0.21	$0.11
Weighted-average common shares outstanding:
Basic	37,886	36,889
Diluted	39,493	38,601

Lantheus Holdings, Inc.
Consolidated Segment Revenues Analysis
(in thousands – unaudited)

	Three Months Ended March 31,
	2018	2017	Change %
United States
DEFINITY	$43,506	$36,923	17.8%
TechneLite	18,063	23,308	(22.5)%
Xenon	7,927	8,058	(1.6)%
Other	1,992	2,738	(27.2)%
Total United States	71,488	71,027	0.6%
International
DEFINITY	1,149	789	45.6%
TechneLite	3,332	3,517	(5.3)%
Xenon	—	2	(100.0)%
Other	6,661	6,024	10.6%
Total International	11,142	10,332	7.8%
Worldwide
DEFINITY	44,655	37,712	18.4%
TechneLite	21,395	26,825	(20.2)%
Xenon	7,927	8,060	(1.7)%
Other	8,653	8,762	(1.2)%
Total Revenues	$82,630	$81,359	1.6%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands – unaudited)

	Three Months Ended March 31,
	2018	2017
Operating income	$15,137	$11,927
Campus consolidation costs including depreciation	483	2,541
Offering and other costs	—	178
Non-recurring refinancing related fees	—	1,695
Adjusted operating income	$15,620	$16,341
Adjusted operating income, as a percentage of revenues	18.9%	20.1%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data – unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$8,211	$4,138
Reconciling items impacting operating income:
Campus consolidation costs including depreciation	483	2,541
Offering and other costs	—	178
Non-recurring refinancing related fees	—	1,695
Reconciling items impacting non-operating expenses and income taxes:
Loss on debt extinguishment and retirement costs	—	2,161
Income tax effect of non-GAAP adjustments(a) (b)	(122)	(1,660)
Adjusted net income	$8,572	$9,053
Adjusted net income, as a percentage of revenues	10.4%	11.1%

	Three Months Ended March 31,
	2018	2017
Net income per share - diluted	$0.21	$0.11
Reconciling items impacting operating income:
Campus consolidation costs including depreciation	0.01	0.07
Offering and other costs	—	—
Non-recurring refinancing related fees	—	0.04
Reconciling items impacting non-operating expenses and income taxes:
Loss on debt extinguishment and retirement costs	—	0.06
Tax effect of non-GAAP adjustments(a) (b)	—	(0.05)
Adjusted net income per share - diluted	$0.22	$0.23
Weighted-average common shares outstanding - diluted	39,493	38,601

(a)
The income tax effect of the adjustments between GAAP net income and non-GAAP adjusted net income takes into account the tax treatment and related tax rate that apply to each adjustment in the applicable tax jurisdiction.

(b)
During the fourth quarter of 2017, we released the valuation allowance previously recorded against our domestic net deferred tax assets. As a result, we included the tax effect of non-GAAP adjustments starting in the fourth quarter of 2017. Presentation of 2017 Adjusted Net Income has been modified to allow better go-forward comparability by including the tax effect of non-GAAP reconciling items.

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands – unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$8,211	$4,138
Interest expense, net	4,043	5,417
Income tax expense(a)	2,955	296
Depreciation	1,874	4,514
Amortization of intangible assets	1,722	1,646
EBITDA	18,805	16,011
Stock and incentive plan compensation	1,977	1,292
Asset write-off (b)	1,245	312
Severance and recruiting costs (c)	209	139
Offering and other costs (d)	—	178
Campus consolidation costs	483	27
Debt refinancing costs	—	1,695
Extinguishment of debt and debt retirement costs	—	2,161
New manufacturer costs (e)	368	836
Adjusted EBITDA	$23,087	$22,651
Adjusted EBITDA, as a percentage of revenues	27.9%	27.8%

(a)	Represents income tax expense, less tax indemnification income associated with BMS.

(b)	Represents non-cash losses incurred associated with inventory and other write-offs of long-lived assets.

(c)	The amounts consist of severance and recruitment costs related to employees, executives and directors.

(d)	Represents offering costs incurred on behalf of certain shareholders pursuant to a registration rights agreement and other non-recurring costs.

(e)	Represents internal and external costs associated with establishing new manufacturing sources for our commercial and clinical candidate products.

Lantheus Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands – unaudited)

	Three Months Ended March 31,
	2018	2017
Net cash (used in) provided by operating activities	$(666)	$5,524
Capital expenditures	(2,135)	(4,899)
Free cash flow	$(2,801)	$625

Lantheus Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands – unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$73,739	$76,290
Accounts receivable, net	47,834	40,259
Inventory	32,086	26,080
Other current assets	5,598	5,221
Total current assets	159,257	147,850
Property, plant & equipment, net	93,777	92,999
Intangibles, net	11,106	11,798
Goodwill	15,714	15,714
Deferred tax assets, net	83,655	87,010
Other long-term assets	29,080	28,487
Total assets	$392,589	$383,858
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$2,750	$2,750
Revolving line of credit	—	—
Accounts payable	21,012	17,464
Accrued expenses and other liabilities	21,634	26,536
Total current liabilities	45,396	46,750
Asset retirement obligations	10,702	10,412
Long-term debt, net	264,972	265,393
Other long-term liabilities	37,855	38,012
Total liabilities	358,925	360,567
Total stockholders’ equity	33,664	23,291
Total liabilities and stockholders’ equity	$392,589	$383,858
###